Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

Jaguar Uranium Corp.

(the “Corporation”)

AND:

WILL AVERY

(the “Executive”)

(each, a “Party” and together, the “Parties”)

WHEREAS:

1.	The Executive previously provided services to the Corporation pursuant to a written Consulting Agreement dated June 1, 2024 (as supplemented by Addendums I and II) (the “Consulting Agreement”).

2.	Pursuant to the Consulting Agreement, the Executive was an independent contractor.

3.	The Parties have terminated the Consulting Agreement by mutual agreement.

4.	the Corporation wishes to employ the Executive as Chief Financial Officer pursuant to the terms and conditions of this Executive Employment Agreement (the “Agreement”) and the Executive wishes to be so employed.

NOW THEREFORE in consideration for the mutual covenants and promises set forth herein, including the Change of Control and Maximum Bonus entitlements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Executive, the Parties hereby covenant and agree as follows:

Article I – DEFINITIONS AND INTERPRETATION

1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” means with respect to any other person any person which, directly or indirectly, controls, is controlled by, or is under common control with such person. For purposes of this definition, “person” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company, association, organization or entity. For purposes of this definition, “control” of a person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by ownership of voting shares, by contract or otherwise.

(b)	“Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing by the Parties from time to time.

(c)	“Base Salary” has the meaning ascribed thereto in Section 4.1 herein.

(d)	“Benefits” means those benefits, perquisites and entitlements as described in Section 4.2 herein.

(e)	“Board” means the board of directors of the Corporation and any reference herein to an action by the Board means any action by or under the authority of the Board or a duly empowered member of the Board or committee appointed by the Board.

(f)	“Business” means the then current business of the Corporation and its Affiliates, which includes but is not limited to exploration and development activities focused on uranium discoveries.

(g)	“Change of Control Event” means the first occurrence of any of the following events following the Effective Date with the exception of and not including the Liquidity Event:

(i)	the acquisition by an arm’s-length third party person or persons acting as a group, directly or indirectly, by way of take-over, bid, amalgamation, plan of arrangement or other process of outstanding shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all outstanding voting shares of the Corporation; or

(ii)	the removal, by resolution of the shareholders of the Corporation, of more than 51% of the then incumbent directors of the Corporation, or the election of a majority of directors to the Board who were not nominees of the Corporation’s incumbent Board at the time immediately preceding such election, at a single meeting of shareholders or at successive meetings of shareholders taking place within any six (6) month period; or

(iii)	a merger, consolidation, recapitalization or reorganization of the Corporation or its consolidated subsidiaries with or into one or more entities such that “control” of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Corporation and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization; or

(iv)	the sale, disposition or transfer of any of the Corporation’s Projects to an arm’s-length third party, directly or indirectly, which acquires 50.1% or more of such Project; or

(v)	the sale, disposition or transfer of all of the consolidated assets (as measured by total hectares of the Corporation’s Projects) and its consolidated subsidiaries to an arm’s length third party, directly or indirectly, , except where such sale, disposition or transfer is for the purpose of financing the development or construction of a mine and such transaction has been approved by a majority of the Board; or

(vi)	the liquidation of the Corporation, whether through the declaration of a liquidating dividend or through an amalgamation or restructuring that leads to liquidation or otherwise.

(h)	“Confidential Information” means information disclosed or accessible to the Executive or acquired by the Executive as a result of their employment with the Corporation and which is not in the public domain or otherwise required to be disclosed by applicable law and includes, but is not limited to, information relating to the Corporation’s or any of its Affiliates’ current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Corporation’s past, present and prospective customers and clients, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, unpublished financial statements, Innovations, and any other information received by the Corporation from any third party pursuant to an obligation of confidentiality. Information that (a) was lawfully in the Executive’s possession before employment with the Corporation and was not disclosed by or on behalf of the Corporation; or (b) is or becomes a matter of public knowledge through no fault of the Executive, shall not be considered Confidential Information under this Agreement.

(i)	“Constitution” means articles of incorporation and by-laws of the Corporation as amended from time to time.

(j)	“Date of Termination” means the termination of this Agreement as set out in Article V.

(k)	“Duties” means the duties and responsibilities of the position as described in Section 3.2 herein, which includes but is not limited to the duties and responsibilities set out in Schedule “A” hereto.

(l)	“Effective Date” has the meaning ascribed thereto in Section 2.1.

(m)	“ESA” means the Ontario Employment Standards Act, 2000, S.O. 2000, c. 41, as amended from time to time, and such other mandatory employment/labour standards legislation as may be applicable to the Executive’s employment with the Corporation.

(n)	“Good Reason” means the occurrence of any of the following events, unless the event occurs with the Executive’s express prior written consent:

(i)	a material change in title, position, authority or responsibilities that represents an adverse change from, the Executive’s status, position, authority or responsibilities under the Agreement;

(ii)	a material reduction in the Executive’s compensation;

(iii)	any relocation of the Executive’s principal place of employment that is inconsistent with Section 3.5 below, other than a relocation of the Corporation’s head office that is 100 km or less away from its established location; or

(iv)	conduct or actions by the Corporation amounting to constructive dismissal at common law.

(o)	“Innovations” means any of the following which the Executive, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with the Executive’s employment with the Corporation, whether during regular working hours or through the use of facilities and properties of the Corporation or otherwise which may in any way relate to the Business: any and all tangible and intangible property including inventions, processes and improvements (whether or not protectable under patent laws); techniques, ideas, concepts and programs; works of authorship and information fixed in any tangible medium, including source code for software (whether or not protectable under copyright laws) and all moral rights therein; mask works or integrated circuit topography; trademarks, trade names, trade dress (whether or not protectable under trademark laws and whether or not registrable under trademark laws); and trade secrets and know-how (whether or not protectable under trade secret laws); subject matter protectable under patent, industrial design, copyright, mask work, trademark, trade secret or other similar laws; patent applications, patent registrations, industrial design applications, industrial design registrations, copyright registrations, trademark applications, trademark registrations; and any derivative works, improvements, renewals, divisionals, continuations, continuations-in-part, re-issuances, supplementary disclosures, extensions, continuations-in-part, or continuations relating to the foregoing.

(p)	“Justification” shall include:

(i)	fraud, dishonesty, misappropriation or other gross misconduct by the Executive involving the Business or affairs of the Corporation;

(ii)	the inability of the Executive to perform the Executive’s material duties for a period of 120 days due to a legal impediment against the Executive;

(iii)	a material breach by the Executive of any of the restrictions or covenants contained in this Agreement;

(iv)	any material breach by the Executive of the Executive’s obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Corporation;

(v)	the failure of the Executive to follow the Corporation’s reasonable written instructions with respect to the performance of the Executive’s duties if such failure continues unremedied for a period of 30 days following delivery by the Corporation to the Executive of written notice of such failure; or

(vi)	any act or omission of the Executive which would in law permit the Corporation to, without severance pay, notice or payment in lieu of notice, terminate the employment of an employee.

(q)	“Liquidity Event” means a transaction or series of transactions that result in any of the following:

(i)	an initial public offering of the Corporation’s securities resulting in the Corporation’s securities being listed for trading on a recognized Canadian or U.S. stock exchange, or any other stock exchange, and the Corporation becoming a “reporting issuer” (as that term or its equivalent is defined in applicable securities legislation); or

(ii)	a transaction with a capital pool company, special purpose acquisition company or other reporting issuer or publicly listed company by way of an amalgamation, plan of arrangement, merger, reverse takeover, qualifying transaction, reorganization, business combination or other similar transaction whereby all of the issued and outstanding class A common shares in the capital of the Corporation are sold, transferred or exchanged for free trading securities, or which results in all of the class A common shares in the capital of the Corporation (or the securities of a successor issuer) being listed for trading on a recognized Canadian or U.S. stock exchange, or any other stock exchange, and not being subject to any restricted period or hold period under applicable securities laws in Canada or any other jurisdiction (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange).

(r)	“Liquidity Event Price” means the price at which class A common shares in the capital of the Corporation are issued or sold in connection with the Liquidity Event.

(s)	“Payment Date” has the meaning ascribed thereto in Subsection 5.4(b).

(t)	“Person” means any natural person, partnership, sole proprietorship, limited liability company, corporation, trust, joint venture, syndicate, governmental authority or agency, unincorporated entity or association of any nature or kind, and any trustee, executor, administrator or other legal or personal representative thereof.

(u)	“Project” means any mineral property, claim, lease, license, permit, right or interest (whether contractual, legal or beneficial), held directly or indirectly by the Corporation or any of its Affiliates, whether currently held or acquired during the term of this Agreement, and includes any exploration, development, or mining asset or operation, regardless of stage.

(v)	“Resignation Notice Period” has the meaning ascribed thereto in Subsection 5.1(h).

(w)	“Statutory Entitlements” has the meaning ascribed thereto in Section 5.7.

(x)	“Supplier” shall mean any Person which is a supplier of any product or service to the Corporation or which was a supplier to the Corporation within twelve (12) months prior to the Date of Termination.

(y)	“Term” has the meaning ascribed thereto in Section 2.1.

1.2 Interpretation. In this Agreement any reference to legislation shall mean the legislation in force as at the Effective Date (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time and any successor legislation thereto.

Article II – TERM

2.1 Term. The Executive’s employment with the Corporation and this Agreement shall continue indefinitely from August 1, 2025 (the “Effective Date”), unless and until the Agreement is terminated in accordance with the terms set out at Article V of this Agreement (the “Term”).

2.2 Prior Engagement. The Parties agree that the Executive’s prior engagement pursuant to the Consulting Agreement was that of a contractor and not employee, and that the commencement date for the purpose of calculating the Executive’s duration of service as an employee of the Corporation (pursuant to statute or common law) is the Effective Date. The Executive expressly covenants and agrees that he has no claim, and shall not claim, for any entitlements as an employee in relation to any period of time prior to the Effective Date.

Article III – EMPLOYMENT: POSITION AND DUTIES

3.1 Position. Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, in the position of Chief Financial Officer together with such other positions as may be assigned to the Executive by the Corporation which are consistent with Section 3.2 below.

3.2 Duties and Reporting. The Executive shall report to and be subject to the general direction of the Chief Executive Officer or his/her designate. The Executive shall perform such Duties consistent with their position as set forth in Schedule “A” hereto. The Corporation retains full authority to change the Executive’s Duties and reporting relationships and to assign new duties and responsibilities provided that such changes: (a) do not result in a diminution of the scope or dignity of the Executive’s overall Duties; and (b) are consistent with the Chief Financial Officer position. The Executive agrees to conduct themself in accordance with all Board policies, including those policies that limit their authority to bind the Corporation.

The Executive may be appointed to and serve on boards of Corporation designated entities, such as companies in which the Corporation is invested in, and Affiliates, as reasonably requested and consistent with the Executive’s Duties and position, from time to time. The Executive acknowledges that, to the extent that they serve as an officer of the Corporation, or as a director or officer of any Corporation designated entity, they shall do so without additional remuneration but shall be indemnified and held harmless by the Corporation for their acts and omissions to the maximum extent provided under the Constitution and under applicable law. The Corporation shall take steps to ensure that the Executive is, as of the Effective Date, or as soon as practicable thereafter, covered under the directors and officers liability insurance coverage that it maintains for its directors and officers.

3.3 Working Hours. Throughout the duration of their employment, the Executive shall devote sufficient working time and attention to the Business and affairs of the Corporation and its Affiliates to fulfill their obligations. The Executive may accept or hold a position as an officer, director, employee, consultant, or any like position for or on behalf of any other entity, by notifying the Board. The Executive is, however, restricted from working with another uranium company in South/Central America without prior written approval of the Board, which approval shall not be unreasonably withheld. The Executive is not restricted from engaging in charitable activities with an educational, social or philanthropic purpose that do not conflict with this Agreement.

3.4 Compliance. Recognizing the Corporation’s commitment to achieving high standards of openness and accountability, the Executive shall raise with the Board, in a prompt manner, any good faith concerns they have regarding the conduct of the Corporation’s Business or compliance with the Corporation’s financial, legal or reporting obligations.

3.5 Place of Employment. The Executive will ordinarily provide the services remotely. The Executive acknowledges that, due to the nature of the Corporation’s operations and Business, they may from time to time be required to travel in the course of performing their Duties and responsibilities under this Agreement.

3.6 Executive’s Covenant. The Executive represents and warrants to the Corporation that they are free to enter this Agreement and that they are not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of their obligations hereunder. The Executive acknowledges and agrees that this Agreement and their employment with the Corporation are conditional on the Executive having and maintaining the lawful right to work for the Corporation in Canada. The Corporation may, in its sole discretion, permit the Executive to begin performing the Duties of the Chief Financial Officer prior to the satisfaction of the conditions outlined in this Section. Should the Corporation exercise its discretion under this Section, the parties agree that this shall not constitute a waiver of any condition not yet satisfied at that time. Should the Executive subsequently fail to satisfy this condition, the Executive’s employment shall be deemed to be immediately terminated for Justification in accordance with the terms set out herein at Article V of this Agreement.

Article IV – COMPENSATION AND BENEFITS

4.1 Base Salary. During the Executive’s active employment with the Corporation, the Corporation shall pay the Executive a base salary at the rate of USD$200,000.00 per annum, less applicable withholdings required by law (the “Base Salary”), payable, as earned on a pro rata basis, in accordance with the Corporation’s normal payroll practices in effect from time to time. The CEO will review the Base Salary annually and will present recommendations to the Board and/or its committee for approbation. Upon the approbation from the Board, the CEO will then advise the Executive of their Base Salary for the following year of employment. The Corporation will not be under any obligation to increase the Base Salary but undertakes not to decrease it.

4.2 Options Salary. Upon closing of the Liquidity Event, the Corporation shall issue to the Executive 200,000 options to purchase class A common shares in the capital of the Corporation at the Liquidity Event Price.

4.3 Equity Incentive Plan Entitlements. In addition to the Base Salary, the Executive shall have the opportunity to participate in the following long-term equity incentive program(s) as amended from time to time:

(a)	The Executive shall be eligible to participate in the Corporation’s Equity Incentive Plan and will be granted options to purchase such number of common shares in the capital of the Corporation (“Options”), PSUs, RSUs and other equity compensation as determined by the Board.

(b)	The Executive’s participation in the Equity Incentive Plan will be reviewed annually by the Board for the consideration of additional grants of Options and other equity compensation, if appropriate. The Executive’s participation in, and any grants to, the Executive shall be governed by the Equity Incentive Plan and by such applicable plans and policies as adopted by the Board.

(c)	Notwithstanding any provision of this Agreement or the terms of the Equity Incentive Plan or any other agreement to the contrary, in the event of any termination of the Executive’s employment with the Corporation howsoever caused, other than by way of a termination for Just Cause or resignation, the Executive’s right, title and interest with respect to any unvested shares, share units, equity or other long term incentives, if any, shall vest immediately as of the Date of Termination. In the event of a termination for Just Cause or resignation, the Executive’s rights, title and interest with respect to any shares, share units, equity or other long term incentives, if any, shall be determined in accordance with the Equity Incentive Plan or such other long term incentive or other plans or policies adopted by the Board, but, notwithstanding any provision to the contrary in such plans or policies, without any further vesting following the Date of Termination.

4.4 Management Performance Incentive Compensation. The Executive shall be eligible to participate in any incentive or bonus plans as may be implemented by the Corporation from time to time for similarly situated employees in accordance with the terms and conditions of such plan or plans (each and collectively, the “Bonus Plan”). The Corporation reserves the right to modify or discontinue any Bonus Plan without obligation to replace or otherwise compensate the Executive, and the Executive agrees that such modification or discontinuance shall not be a termination or breach of this Agreement, subject to compliance with the minimum entitlements of the ESA.

4.5 Notwithstanding the foregoing, in the year that the Corporation completes a Liquidity Event, the Executive shall receive a guaranteed bonus equal to 75% of the Executive’s Base Salary (the “Maximum Bonus”) at the time of the Liquidity Event , without proration for a partial year, with payment to be made within thirty (30) days of the Liquidity Event.

4.6 Benefits. The Executive will be eligible to participate in all of the Corporation’s benefit plans that may become generally available to similarly situated employees, subject to satisfying any eligibility requirements and to the terms and conditions of those plans. The Corporation may at any time and from time to time modify, suspend, or discontinue any or all such benefit plans for its employees generally or for any group thereof at its sole discretion, without any obligation to replace such modified, suspended, or discontinued benefit with any other benefit, equivalent or otherwise, or to otherwise compensate the Executive in respect thereof.

4.7 Vacation. The Executive shall accrue five (5) weeks’ paid vacation per calendar year (i.e., 25 days) in accordance with the Corporation’s policies, pro-rated for partial years. The Executive’s vacation may only be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s Duties and as agreed upon between the Executive and the Corporation. Accumulated vacation time or pay may not be carried forward except in accordance with the minimum requirements of the ESA or in excess of same with the prior approval of the CEO.

4.8 Reimbursement of Expenses. Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the Business affairs of the Corporation and the performance of their Duties hereunder. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

4.9 No Other Benefits. The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement in their role as an employee of the Corporation other than as specifically set out in this Agreement or as otherwise agreed to in writing and signed by the CEO and the Executive and, further, unless otherwise provided for herein or otherwise required under the ESA, all such payments, benefits, perquisites, allowances and other entitlements shall cease on the Date of Termination, subject to the provisions of Sections 5.4 and 5.5.

Article V – TERMINATION OF EMPLOYMENT

5.1 Accrued Entitlements. In the event that this Agreement is terminated by any Party for any reason, the Executive shall receive all accrued compensation, vacation pay and benefits (the collectively, the “Accrued Entitlements”) up to and including the date of termination.

5.2 Resignation. The Executive may terminate this Agreement and their employment at any time by providing written notice (as outlined in Section 10.8 below) to the Corporation specifying the effective date of termination (such date being no more and no less than four (4) weeks after the date of the Executive’s written notice) (the “Resignation Notice Period”). The Corporation may, at any time during the Resignation Notice Period, relieve the Executive from all or any Duties for all or part of the remainder of the Resignation Notice Period. Whether or not the Executive is relieved of any Duties during the Resignation Notice Period, the Executive will be paid the Base Salary and other benefits. The Executive acknowledges and agrees that any removal of Duties during the Resignation Notice Period shall not terminate their employment, by constructive dismissal or otherwise, and the Executive shall continue to be bound by the terms of this Agreement.

5.3 Termination by Corporation.

(a)	Subject to section 5.4, below, the Corporation may terminate the Executive’s employment with or without just cause in which case the Executive will be provided with only the minimum payments and entitlements, if any, owed to the Executive under the ESA (including, without limitation, all ESA requirements in respect of notice, termination and severance pay (if applicable), outstanding wages, vacation pay, and benefits continuation). Benefits will only continue during any minimum period required by the ESA. The Executive understands and agree that, in accordance with the ESA, there are circumstances in which the Executive would have no entitlement to notice of termination, termination pay, severance pay or benefit continuation.

(b)	The Executive understands and agrees that compliance with the minimum requirements of the ESA satisfies any common law or contractual entitlement the Executive may have to notice of termination of employment, or pay in lieu thereof.

(c)	The Executive further understands and agrees that the termination arrangements set out in this section will remain in full force and effect and apply to the Executive throughout employment regardless of its duration or any changes to the Executive’s position or compensation, and including in the event of a constructive dismissal.

5.4 Separation Package. In addition to complying with the applicable minimum requirements of the ESA relating to termination of employment, if the Executive’s employment is terminated by the Corporation without Justification and without just cause, or by the Executive for Good Reason, and conditional upon the Executive signing a full and final release of claims in a form satisfactory to the Corporation, the Corporation will provide to the Executive, within 30 days of the Date of Termination, a lump sum payment equal to:

(a)	the Executive’s Base Salary for eighteen (18) months less the aggregate number of weeks represented by the Executive’s notice (or pay in lieu of such notice) and severance pay paid to the Executive under section 5.3; and

(b)	the Maximum Bonus based on the Executive’s Base Salary in effect as at the Date of Termination, multiplied by 0.5.

5.5 Termination by the Executive for Good Reason. If an event of Good Reason occurs, the Executive shall have the right to terminate this Agreement for Good Reason by providing the Corporation with 60 days’ written notice of resignation to the Corporation and the details of the event(s) constituting Good Reason (the “Notice of Good Reason”), provided that the event(s) giving rise to Good Reason is/are not remedied by the Corporation within 30 days from the date of receipt of the Notice of Good Reason. In such event, the Corporation shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Sections 5.3 and 5.4. The Corporation may accept the Notice of Good Reason and deem any date prior to the end date specified in the Notice of Good Reason but following the date of the Notice of Good Reason as the Date of Termination in which case the Corporation shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Sections 5.3 and 5.4.

5.6 Termination within Twelve (12) Months. If this Agreement is terminated by the Corporation without Justification or by the Executive with Good Reason within twelve (12) months of the Effective Date, the Corporation shall issue to the Executive, in addition to all other entitlements set out herein, and without cost, 150,000 class A common shares of the Corporation.

5.7 Change of Control.

(a)	Subject to section 5.6(b), upon the occurrence of a Change of Control Event, and immediately upon completion or closing of the Change of Control Event, the Executive shall be issued by the Corporation 350,000 DSUs.

(b)	If, in conjunction with, or by direct result of, a Change of Control Event, the Executive’s employment is or will be terminated, upon the occurrence of the Change of Control Event, and no later than 30 days following same, the Executive shall be issued by the Corporation 350,000 RSUs instead of DSUs.

5.8 ESA Interpretation. It is the intention of the parties to this Agreement to comply with the ESA. Accordingly, this Agreement shall: (a) not be interpreted as in any way waiving or contracting out of the ESA; and, (b) be interpreted to achieve compliance with the ESA. This Agreement contains the parties’ mutual understanding and there shall be no presumption of strict interpretation against either Party.

5.9 It is understood and agreed that all provisions of this Agreement are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (including any notice of termination, termination pay, severance pay or continuation of any benefits or entitlements) (“Statutory Entitlements”) than provided for under this Agreement, the Corporation shall provide the Executive with the Executive’s Statutory Entitlements in substitution for the Executive’s rights under this Agreement.

5.10 Article V. Article V will apply throughout the Executive’s employment with the Corporation, notwithstanding any changes in promotion, job description, Duties, employment, location, compensation or benefits.

5.11 Resignation as Director and Officer. The Executive covenants and agrees that, upon any termination of this Agreement and of their employment, howsoever caused, they shall forthwith tender their resignation from all offices, directorships and trusteeships then held by the Executive at the Corporation such resignation to be effective upon the Date of Termination. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships and the Corporation is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

5.12 Return of Property. All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the Business of the Corporation used or produced by the Executive in connection with their employment, or in their possession or under their control, shall at all times remain the property of the Corporation. The Executive shall return all property of the Corporation in their possession or under their control (including all Corporation files and Confidential Information as may be contained on the electronic devices provided by the Corporation to the Executive) in good condition forthwith upon any request by the Corporation or upon any of the termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

Article VI – CONFIDENTIALITY

6.1 Protection of Confidential Information. While employed by the Corporation and following the termination of this Agreement and the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Executive agrees and acknowledges that the Confidential Information of the Corporation or of its Affiliates is the exclusive property of the Corporation and its Affiliates to be used exclusively by the Executive to perform the Executive’s Duties and fulfil their obligations to the Corporation and its Affiliates or to exercise the rights and responsibilities as a trustee of a shareholder of the Corporation and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Corporation and the Executive further confirms and acknowledges their fiduciary duty to use commercially reasonable efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which they becomes aware. The Executive further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with, the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

6.2 Corporate Opportunities. Any business opportunities related in any way to the Business and affairs of the Corporation which become known to the Executive during their employment hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Executive under any circumstance without the prior written consent of the Corporation.

6.3 Non-Disparagement. The Executive and the Corporation agree that during the Term of this Agreement and after its termination, neither shall make, nor cause to be made, directly or indirectly, any disparaging or derogatory statements about the other, and the Executive shall not make, or cause to be made, directly or indirectly, any disparaging or derogatory statements about the directors, officers, employees, shareholders or agents of the Corporation or its Affiliates.

The provisions of this Article VI will apply throughout the Executive’s employment with the Corporation, notwithstanding any changes in promotion, job description, Duties, employment, location, compensation or benefits.

Article VII – PROPRIETARY RIGHTS

7.1 Innovations. The Executive understands, acknowledges, and agrees that all Innovations shall belong solely to the Corporation and all such Innovations which constitute works of authorship shall be “works made in the course of employment” and “works made for hire” for purposes of Canadian and United States copyright legislation, respectively. The Executive shall promptly disclose to the Corporation in writing any and all Innovations following their creation.

7.2 Assignment of Innovations. The Executive hereby: (a) assigns to the Corporation all of the Executive’s past, present and future right, title, and interest in and to all Innovations and does hereby waive all moral rights that the Executive may have therein in favour of the Corporation; and, (b) agrees, at the Corporation’s request, to provide whatever assistance the Corporation may require and to do all such things and execute all such documents as may be reasonably necessary or desirable to obtain and maintain the Innovations, the applications, registrations and/or common law rights therefor, as well as all additions and modifications thereto, in any and all countries worldwide, and to vest title thereto in the Corporation, its successors, assigns and legal representatives or nominees. The Executive hereby irrevocably appoints and designates the Corporation and its duly authorized officers and agents as their agents and attorneys-in-fact to act for and in the Executive’s behalf and instead of the Executive, to take such actions as the Corporation believes are necessary to effect the foregoing assignment in accordance with applicable laws.

The provisions of this Article VII will apply throughout the Executive’s employment with the Corporation, notwithstanding any changes in promotion, job description, Duties, employment, location, compensation or benefits.

Article VIII – RESTRICTIVE COVENANTS

8.1 Non-Solicitation. During the Executive’s employment and for a period of 12 months from the end of the Executive’s employment, for any reason, the Executive shall not, within the territorial boundaries of Canada, directly or indirectly, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Corporation (or an affiliated company with which the Executive had direct involvement) for the purpose, or with the effect, of competing with the Corporation:

(a)	any person who at the date of the termination of the Executive’s employment was a client or customer of the Corporation and with whom the Executive had direct and material contact during the course of the Executive’s employment for the purpose of carrying out the Executive’s duties under this Agreement; and

(b)	any persons who were employees or independent contractors of the Corporation at the time of the termination of the Executive’s employment, or during a period of 24 months immediately preceding the termination of the Executive’s employment, to terminate their employment or contractor agreements with the Corporation (whether or not that person or entity would commit a breach of their contract of employment or their contract for services, by doing so).

Article IX– REMEDIES

9.1 Remedy. The Executive acknowledges and agrees that they are employed in a fiduciary capacity, with obligations of trust and loyalty owed by them to the Corporation. Accordingly, the Executive agrees that the restrictions in Article VI, Article VII and Article VIII are reasonable in the circumstances of the Executive’s employment and that the Business and affairs of the Corporation and its Affiliates cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.

9.2 Injunctions, Etc. The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article VI, Article VII and Article VIII by the Executive, the Corporation’s and its Affiliates’ remedy in the form of monetary damages will be inadequate. Therefore, the Corporation and its Affiliates shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

9.3 Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement or Executive’s employment, or which by its nature would survive the termination or expiration of this Agreement or Executive’s employment, shall do so, regardless of the manner or cause of termination. This includes, but is not limited to, the obligations contained in Article I, Article VI, Article VII, Article VIII, Article IX and Article X.

Article X- GENERAL CONTRACT TERMS

10.1 Recitals. The Corporation and the Executive represent and warrant to each other that the Recitals set out above are true and are contractual in nature.

10.2 Currency. All amounts payable pursuant to this Agreement are expressed in and shall be paid in USD.

10.3 Withholding. All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, the Executive acknowledges and agrees that they are solely responsible for all tax liability arising from their receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

10.4 Executive’s Cooperation. During the Term and thereafter, the Executive agrees to make themself fully and completely available (without requiring service or a subpoena or other legal process) to assist the Corporation and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which they may have relevant knowledge. In the event the Corporation requires the Executive’s cooperation in accordance with this Section after the Date of Termination, the Corporation shall reimburse the Executive for all of their reasonable costs and expenses incurred in connection therewith.

10.5 Rights and Waivers. All rights and remedies of the Parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the Parties may have.

10.6 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by e-mail, or mailed by prepaid registered mail addressed as follows:

to the Corporation at:

Jaguar Uranium Corp.
3-1136 Centre Street
Thornhill, ON L4J 3M8
Canada

Attention: Steven Gold
E-mail: sgold@jaguaruranium.com

to the Executive: at the last address in the Corporation’s records,

or to such other address as the Parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered or delivered by e-mail, or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

10.9 Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.10 Successors and Assigns. The Corporation shall have the right to assign this Agreement to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the Business and/or assets of the Corporation; the Executive shall not be entitled to any payment or other consideration but shall be entitled to advance notice of any such assignment. The Executive by the Executive’s signature hereto expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Corporation” hereunder shall include its successor. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

10.11 Amendment. No amendment of this Agreement will be effective unless made in writing and signed by the Parties.

10.12 Unilateral Right to Amend. For greater certainty and without limitation to the provisions of the relevant plans and policies, the Executive acknowledges and agrees that the Corporation reserves the right in its sole discretion to unilaterally amend or terminate any employee plan, program, arrangement, or policy in which the Executive participates or may become eligible to participate without notice or compensation to him.

10.13 No Inducement. The Executive represents and warrants to the Corporation that they have not been enticed or otherwise induced by the Corporation to leave otherwise secure employment elsewhere to accept employment with the Corporation.

10.14 Personal Information. The Corporation collects, uses and discloses (to authorized parties) personal information as required for the purpose of administering the employment relationship, including determining benefits eligibility. The Corporation may disclose this type of information to third parties for these purposes, or as otherwise required by law. Personal information includes information about the Executive that they provided on their application form and resume, and during their job interviews. It also includes information about their dependents, wage and benefits, performance reviews, information collected during investigations, and medical information in the case of illness or absence.

By accepting this offer, the Executive consents to the collection, use, and disclosure of such personal information for the purposes of administering the employment relationship, as may be required from time to time.

10.15 Prior Employment. The Executive’s prior service with the Corporation will be recognized for all purposes under this Agreement. The Executive agrees that the Corporation shall not give them any recognition of prior service with any prior employer.

10.16 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, except as provided herein. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10.17 Pre-Contractual Representations. The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

10.18 Minimum Standards Legislation. For greater certainty, should any provision of this Agreement provide entitlements to the Executive that are less than their entitlements under the ESA, the entitlements under the ESA shall prevail.

10.19 Governing Law. Unless otherwise indicated, legislation referred to in this Agreement is Ontario legislation. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

10.20 Headings. The division of this Agreement into sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

10.21 Independent Legal Advice. The Parties acknowledge that prior to executing this Agreement they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

10.22 Counterparties/Electronic Execution. This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”) shall be equally effective as delivery of a manually executed counterpart hereof. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the Effective Date.

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IN WITNESS WHEREOF this Agreement has been signed this 1st day of August, 2025, by the parties hereto under seal with effect on the Effective Date.

JAGUAR URANIUM CORP.

Per:	/s/ Steven Gold
Name: Steven Gold
Title: Chief Executive Officer
I have the authority to bind the Corporation

SIGNED, SEALED and
DELIVERED in the presence of

/s/ Luis Ducassi	/s/ William Avery
Witness	WILL AVERY

SCHEDULE “A”

Role and Responsibilities: Chief Financial Officer

The Executive will hold the position of Chief Financial Officer. In this role, the Executive shall provide strategic financial leadership to the Corporation to achieve its growth objectives and ensure financial sustainability. As Chief Financial Officer, the Executive undertakes to and will perform all duties and responsibilities commonly associated with the position of Chief Financial Officer including the following (collectively, the “Duties”):

1.	Serving as a strategic partner and financial advisor to the Chief Executive Officer, the Board, and members of the senior management team to help shape the overall direction for the Corporation.

2.	Developing and overseeing the Corporation’s overall financial plans, policies and accounting practices, including treasury, budgeting, consolidation, audit, tax, insurance, accounting and other financial functions.

3.	Identifying and managing risks and ensuring compliance with all regulations, GAAP and applicable corresponding international requirements.

4.	Providing oversight of financial operations, including review of financial statements (income statements, balance sheets and cash flow statements), and the reporting of operational results to management, the Board and investors.

5.	Attracting, retaining and inspiring a strong finance and accounting team, and providing leadership and oversight in order to optimize their efforts. Mentoring the finance and accounting staff to build skills and expertise.

6.	Leading the budgeting process in order to achieve effective resource allocation and efficient and effective operations.

7.	Recognizing and controlling insurance requirements and business risks.

8.	Overseeing independent auditor relationships.

9.	Taking care of financial systems implementations and upgrades.

10.	Managing vendor / supplier relationships.

11.	Owning process improvement for the integrity of the Corporation’s financial information.

12.	Enforcing staff compliance with Corporation policies and provincial and federal laws.

13.	Strengthening the Corporation’s relationship with financial institutions, investors (IR), and the financial community, as well as contribute to financing efforts.

14.	Contributing significantly to the Corporation’s growth by lending financial perspective to the evaluation of key strategic partnerships and guiding business development, financing, commercial planning, and strategic options. Playing a leading role in initiating, advising, negotiating, valuing and critiquing all financial arrangements the Corporation might consider such as equity and debt financings, mergers and acquisitions, licensing agreements, joint ventures and strategic alliances. Being responsible for providing analysis and short and long-term forecasting, including multi-year outlooks based on alternative scenarios.

15.	Effectively representing the Corporation both internally and externally to the investor and business communities, including the Board, investors, partners, auditors, regulators and advisors.

16.	Such other duties and responsibilities as may be assigned by the Corporation from time to time.